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                                                                  EXHIBIT 99.10





                       CREDIT MANAGEMENT SOLUTIONS, INC.
                       DIRECTOR FEE OPTION GRANT ELECTION


                 Pursuant to the Director Fee Option Grant Program in effect under the Corporation's 1997 Stock Incentive Plan (the "Plan"), I hereby elect to apply a portion of my annual retainer fee for the 1998 calendar year to the acquisition of a special option grant to purchase shares of the Corporation's common stock (the "Common Stock"). The percentage of my retainer fee to be so applied is as follows:

                          _______% of the annual retainer fee.

                 I hereby acknowledge and agree that this election shall be irrevocable and that the option to be granted pursuant to such election will be subject to the following terms:

                 1.       The option will be granted on January 2, 1998.

                 2. The exercise price per share will be equal to thirty-three and one-third percent (33-1/3%) of the Fair Market Value per share of Common Stock (the closing selling price per share on the Nasdaq National Market, as defined in the Plan) on the option grant date.

                 3. The number of shares of Common Stock subject to the option will be determined by dividing (i) the portion of the 1998 retainer fee I have elected to apply to the acquisition of the option by (ii) sixty-six and two-thirds percent (66- 2/3%) of the fair market value per share of Common Stock on the option grant date.

                 4. The option will become exercisable for fifty percent (50%) of the option shares upon my completion of six (6) months of Board service in the 1998 calendar year, and the balance of the option shares will become exercisable in a series of six (6) successive equal monthly installments upon my completion of each additional month of Board service through December 31, 1998.

                 5. The remaining terms of the option will be as set forth in the Director Fee Option Grant Program in effect under the Plan.


                                      Signature:________________________________

                                      Dated: _____________________________, 1997